April 30, 2018

Board of Directors

Hartford Life Insurance Company

One Hartford Plaza

Hartford, CT 06155

RE:	SEPARATE ACCOUNT TWELVE
HARTFORD LIFE INSURANCE COMPANY
FILE NO. 333-114404

Dear Sir/Madam:

I have acted as Counsel to Massachusetts Mutual Life Insurance Company (“MassMutual”), administrator of Hartford Life Insurance Company (“Hartford Life”), a Connecticut insurance company, and Hartford Life Insurance Company Separate Account Twelve (the “Account”), the exclusive agent of Hartford Life pursuant to the terms of that certain Administrative Services Agreement between Hartford Life and MassMutual, dated January 1, 2013 and entered into in conjunction with that certain Reinsurance Agreement between Hartford Life and MassMutual of the same date, in connection with the registration of an indefinite amount of securities in the form of variable funding agreements (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form S-6  Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.              The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contracts.

2.              The Account is a duly authorized and validly existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.

3.              To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4.              The Contracts, when issued as contemplated by the Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-6 Registration Statement for the Contracts and the Account.

Very truly yours,

/s/ Christopher M. Grinnell
Christopher M. Grinnell
Vice President & Assistant General Counsel,
Massachusetts Mutual Life Insurance
Company, administrator and exclusive
agent of Hartford Life Insurance Company
Separate Account Twelve